ATTACHMENT Q.77C

THE NEW GERMANY FUND, INC.

Item 77C (a), (b) and (c): Registrant incorporates by reference Registrant's Proxy Statement dated June 2004, filed on May 26, 2004 (Accession No. 0000891092-04-002655).

Item 77C (c):
THE NEW GERMANY FUND, INC.
REPORT OF STOCKHOLDERS' MEETING (unaudited)


The Annual Meeting of Stockholders of The New Germany Fund, Inc. was held on June 22, 2004. At the Meeting, the following matters were voted upon by the stockholders (the resulting votes are presented below):


1. To elect five Directors, four to serve for a term of three years and one to serve for a term of one year and until their successors are elected and qualify.

                                                      Number of Votes
                                             -------------------------
                                                For                     Withheld
                                               ----                     --------
Richard R. Burt                             18,046,615                 4,644,333
Richard Karl Goeltz                         19,547,904                 3,143,044
Christian H. Strenger                       19,450,194                 3,240,754
Robert H. Wadsworth                         18,129,984                 4,560,964
Werner Walbrol *                            19,497,333                 3,193,615
------
*To serve one-year term.


2. To ratify the appointment by the Audit Committee and the Board of Directors of PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year ending December 31, 2004.

                                                              Number of Votes
                                                     -------------------------
                                            For               Against  Abstain
                                            ----              -------  -------
                                            21,165,631        789,060  736,259



3. To approve a stockholder proposal to terminate the investment advisory agreement between the Fund and Deutsche Asset Management International GmbH.

                                                              Number of Votes
                                                     -------------------------
                                            For               Against  Abstain
                                            ----              -------  -------
                                            4,050,381       7,260,439  329,211

4. To approve a stockholder proposal to request that the Board of Directors promptly take the steps necessary to open end the Fund or otherwise enable stockholders to realize net asset value for their shares.

                                                              Number of Votes
                                                     -------------------------
                                            For               Against  Abstain
                                            ----              -------  -------
                                            6,948,617       4,451,528  239,889